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                                                                   EXHIBIT 11.1

                           COMPUTATION OF EARNINGS PER SHARE
                     (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         ------------------
                                                           1997      1996*
                                                         --------  --------
Weighted average shares outstanding:
     Common stock                                         16,562     14,832
     Common stock equivalents                                 --      2,613
                                                         --------   -------
Weighted average common shares and equivalents            16,562     17,445

Net income (loss)                                        $(2,118)   $ 2,744
                                                         --------   -------
                                                         --------   -------
Net income (loss) per share (1)                          $ (0.13)   $  0.16
                                                         --------   -------
                                                         --------   -------

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 *  Q1 1996 has been restated to reflect the merger of the Company and
     SpeedSim Inc., which was accounted for as a pooling of interests.

(1) There is no difference between primary and fully diluted net income per share.